October 1, 1999



Mr. Horst W. Schroeder
HWS & Associates, Inc.
1040 William Hilton Parkway
Post Office Drawer 8027
Hilton Head, South Carolina 29938

Dear Horst:

     This letter will confirm the agreement between AIPC and HWS & Associates, Inc. ("HWS") for AIPC to reimburse HWS for certain costs and expenses incurred by HWS in connection with supporting your activities as an employee and chairman of the board of AIPC, as well as, from time to time, supporting the activities of me and other AIPC employees. Specifically, we have agreed that on a quarterly basis, commencing October 1, 1999 and continuing during the term of your employment with AIPC, you will invoice AIPC in advance for reimbursement of certain expenses including office rent and office equipment, telephone, facsimile, Federal Express, the salary and other employee benefits of a person to serve as your administrative assistant in assisting you on AIPC matters, and other office costs. We have agreed that HWS will be reimbursed for the expenses in the amount of $18,750 per quarter.

     I think this sets forth our agreement, Horst. If you agree, please sign the enclosed copy of this letter at the space provided below and return it to me at your convenience.

                                    Sincerely,


                                    /s/ T.S. Webster

                                    Timothy S. Webster
                                    President and Chief Executive Officer



Agreed:
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HWS & Associates, Inc.


/s/ Horst W. Schroeder
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Horst W. Schroeder, President